The Growth Fund of America

August 31, 2013

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 48K, 72DD1 and 72DD2, 73A1 and 73A2, 74 A-T, 74U1 and74U2, and 74V1 and 74V2 and 75 complete answers are as follows:

Item 48K

Step	Asset Value (000's omitted)	Annual Fee Rate
K) over	$210,000,000	0.233%

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$460,637
Class B	$0
Class C	$1,750
Class F1	$86,604
Class F2	$41,950
Total	$590,941
Class 529-A	$31,604
Class 529-B	$0
Class 529-C	$645
Class 529-E	$1,056
Class 529-F1	$1,305
Class R-1	$153
Class R-2	$3,112
Class R-3	$35,811
Class R-4	$54,792
Class R-5	$59,533
Class R-6	$86,275
Total	$274,286

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.2830
Class B	$0.0000
Class C	$0.0102
Class F1	$0.2824
Class F2	$0.3862
Class 529-A	$0.2705
Class 529-B	$0.0000
Class 529-C	$0.0205
Class 529-E	$0.1892
Class 529-F1	$0.3411
Class R-1	$0.0109
Class R-2	$0.0481
Class R-3	$0.1625
Class R-4	$0.2534
Class R-5	$0.3828
Class R-6	$0.4082

Item 74A through T
Condensed balance sheet data: (in thousands except per share amounts)

A) Cash	$17,705
B) Repurchase agreements	$0
C) Short-term securities other than repurchase agreements	$11,706,904
D) Long - term debt securities including convertible debt	$274,587
E) Preferred, convertible preferred, and adjustable rate preferred stock	$0
F) Common Stock	$111,631,251
G) Options on equities	$0
H) Options on all futures	$0
I) Other Investments	$212,100
J) Receivables from portfolio instruments sold	$155,639
K) Receivables from affiliated persons	$0
L) Other receivables	$223,990
M) All other assets	$0
N) Total assets	$124,222,176
O) Payables for portfolio instruments purchased	$461,998
P) Amounts owed to affiliated persons	$110,745
Q) Senior long-term debt	$0
R1) Reverse repurchase agreements	$158,295
R2) Short sales	$0
R3) Written options	$0
R4) All other liabilities	$0
S) Senior equity	$0
T) Net Assets of Common shareholders	$123,491,138

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	1,567,729
Class B	30,266
Class C	15,416
Class F1	281,697
Class F2	109,093
Total	2,004,201
Class 529-A	117,575
Class 529-B	5,072
Class 529-C	30,904
Class 529-E	5,520
Class 529-F1	3,952
Class R-1	12,508
Class R-2	58,596
Class R-3	197,531
Class R-4	180,654
Class R-5	131,956
Class R-6	220,049
Total	964,317

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$39.93
Class B	$38.60
Class C	$38.27
Class F1	$39.69
Class F2	$39.95
Class 529-A	$39.66
Class 529-B	$38.54
Class 529-C	$38.43
Class 529-E	$39.34
Class 529-F1	$39.64
Class R-1	$38.64
Class R-2	$38.85
Class R-3	$39.33
Class R-4	$39.68
Class R-5	$39.96
Class R-6	$40.02

Item 75
Average net assets during the current reporting period ($000)

A) Daily average (for money market funds)	$0
B) Monthly average (for all other funds)	$118,184,916